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                                                               Exhibit (a)(1)(A)

                       APPLIED MICRO CIRCUITS CORPORATION
                               6290 SEQUENCE DRIVE
                               SAN DIEGO, CA 92121
                                 (858) 450-9333






                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK

                                October 29, 2001

                       Applied Micro Circuits Corporation

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK

           THE OFFER EXPIRES AT 5:00 P.M., U.S. PACIFIC STANDARD TIME,
                ON NOVEMBER 27, 2001, UNLESS WE EXTEND THE OFFER

     We are offering our employees, including our executive officers, and members of our Board of Directors the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $20.00 per share (Eligible Option Grants) for replacement options to purchase shares of our common stock (Replacement Options) (Offer). If you wish to accept this Offer, you must complete an election form agreeing to exchange your Eligible Option Grants for Replacement Options. In addition, if you wish to accept this Offer, you must exchange all of your options that were granted in the six-month period prior to the date on which this Offer is first provided to you (the Commencement Date) - even if the exercise price of some of those options is less than $20.00 per share. This Offer is currently expected to expire at 5:00 p.m., U.S. Pacific Standard Time, on November 27, 2001, unless we extend the Offer to a later date (the Expiration
Date). In other words:

          . You may exchange one or more of your outstanding options that have an exercise price that is equal to or greater than $20.00 per share. Your election to exchange one or more of your outstanding options is entirely voluntary and may not be withdrawn or changed after the stated time on the Expiration Date.

          . If you elect to exchange any of your outstanding options that have an exercise price that is equal to or greater than $20.00 per share, then you must also exchange all of your options that were granted in the six-month period prior to the Commencement Date - even if the exercise price of some of those options is less than $20.00 per share.

The options granted in the six-month period prior to the Commencement Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options, subject to the conditions set forth below in this Offer.

     The Replacement Options will be granted on May 28, 2002, or a later date if the Expiration Date is extended, provided that if there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day following such date on which there is a reported sale (Replacement Option Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. The number of shares subject to the Replacement Options will equal the number of shares subject to the Eligible Option Grants you exchanged, subject to adjustment.

     We are making this offer upon the terms, and subject to the conditions, described in this Offer to Exchange (and attachments hereto) and in the related cover letter and attached Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to conditions that we describe in Section 6 of the Offer to Exchange.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

     Shares of our common stock are quoted on Nasdaq under the symbol "AMCC". On October 26, 2001 the closing price of our common stock as reported on Nasdaq was $12.92 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

     If you have any questions regarding the Offer, please consult the Summary Term Sheet and Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Stock Administration at (858) 535-3462 or stockadm@amcc.com.
   -----------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

     Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in this Offer, you must properly complete the Election Form found on our intranet web site at http://cww/Stock/
                                                             -----------------
and deliver it to Stock Administration via hand delivery, interoffice mail or facsimile to (858) 535-3502 before 5:00 p.m. U.S. Pacific Standard Time on the Expiration Date (currently November 27, 2001), or at a later date if we extend the Offer. If you do not deliver the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. Please also note that, even if you timely deliver your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. However, our Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. The information about this Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                    GLOSSARY

     Commencement Date means the date that we first provide to our employees and members of our Board of Directors the opportunity to participate in this Offer and the means to exchange Eligible Option Grants.

     Company Option Plans means our 1992 Stock Option Plan, our 2000 Equity Incentive Plan, our 1997 Directors' Stock Option Plan, our 1998 Stock Incentive Plan (fka the Cimaron Communications Corporation 1998 Stock Incentive Plan), the MMC Networks, Inc. 1997 Stock Plan, the YuniNetworks, Inc. 1999 Equity Incentive Plan, and the SiLutia, Inc. 1999 Stock Option Plan. We have additional option plans in effect today but, because all options granted under those plans have exercise prices less than $20.00 and no options have been granted in the last six months, those plans are not included in this definition.

     Eligible Option Grants means all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $20.00 per share. If you do exchange outstanding options that have an exercise price that is equal to or greater than $20.00 per share, then the options granted in the six-month period prior to the Commencement Date must also be exchanged, even if those shares were granted at an exercise price below $20.00 per share. These options are also included in the definition of Eligible Option Grants.

     Employed and employment includes service as a member of our Board of Directors and service as an intern (for those interns who have previously received Eligible Option Grants).

     Expiration Date means the time that this Offer will expire, which is currently set to be at 5:00 p.m., U.S. Pacific Standard Time on November 27, 2001, unless we extend the Offer to a later date.

     Fair Market Value means the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date.

     Nasdaq means The Nasdaq Stock Market, Inc.'s National Market System.

     Non-exempt Employee means an employee that is entitled to receive overtime pay.

     Offer means this offer to exchange Eligible Option Grants for Replacement Options.

     Replacement Grant Plans means our 1992 Stock Option Plan, our 2000 Equity Incentive Plan and, with respect to employees outside the United States, the relevant sub-plans under the 2000 Equity Incentive Plan if applicable. All Replacement Options will be issued under one of the Replacement Grant Plans.

     Replacement Options means options to purchase shares of our common stock that will be issued in exchange for the Eligible Option Grants.

     Replacement Option Grant Date means the date that is six months and one day after the Expiration Date; provided, however, that if no sales of our common stock are reported on such date, then the Replacement Option Grant Date shall be the next day following such date on which there is a reported sale.

     SEC means the United States Securities and Exchange Commission.

     Schedule T/O means the Tender Offer Statement filed by us with the SEC in connection with this Offer to Exchange, including any amendments thereto.

     Subject to adjustment means that the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Exchange, the Questions and Answers and the Schedule T/O, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Schedule T/O. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

 .    Offer. We are offering our employees, including our executive officers, and members of our Board of Directors the opportunity to exchange Eligible Option Grants for Replacement Options. Eligible Option Grants are outstanding options with an exercise price equal to or greater than $20.00 per share. (See Section 1)

 .    Voluntary Participation; Exchange. Your participation in this Offer is voluntary. You may exchange one or more of your Eligible Option Grants, but if you elect to exchange any Eligible Option Grant, you also must exchange all other options granted to you during the six-month period prior to the Commencement Date, even if the exercise price of those options is less than $20.00 per share. These options are also referred to as Eligible Option Grants. (See Section 1)

 .    Replacement Options.

     Number of Shares. The number of shares subject to the Replacement Options will equal the number of shares subject to the Eligible Option Grants exchanged, subject to adjustment. (See Section 8)

     Term. Each Replacement Option will have the same term as, and expire no later than, the cancelled Eligible Option Grant that it replaced. For example, if you elect to cancel an Eligible Option Grant which, by its terms, would have expired no later than November 10, 2009, then your Replacement Option will also expire no later than November 10, 2009. (See
     Section 8)

     Vesting and Exercisability. The vesting schedule of the Eligible Option Grants will carry over to the relevant Replacement Options; that is, you will receive vesting credit under each Replacement Option equal to the vesting under the corresponding Eligible Option Grant that is exchanged. If you are a Non-exempt Employee, then you will not be able to exercise your Replacement Options for at least six months after the Replacement Option Grant Date. (See Sections 5 and 8)

     Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. (See Sections 5 and 8)

     Nonqualified Stock Options. No Replacement Options will be treated as incentive stock options under U.S. tax law. (See Section 12)

 .    Timing. We commenced this Offer on October 29, 2001. The Expiration Date of this Offer is currently November 27, 2001, but we may extend this Offer to a later date. The Replacement Option Grant Date will be May 28, 2002, or a later date if this Offer is extended, provided that if there are no reported sales of our common stock on such date, then the Replacement
     Option Grant Date will be the next day following such date on which there is a reported sale. (See Section 1)

 .    Eligibility. If for any reason you are not employed by us or one of our subsidiaries on the Expiration Date, you will not be eligible to participate in this Offer. If you are employed by us or one of our subsidiaries on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. Eligible Option Grants held by our executive officers and members of our Board of Directors may be exchanged in this Offer. (See Sections 8 and 9)

 .    Election. To make your election to accept this Offer, you must properly complete and deliver an Election Form before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date in accordance with the procedures described in this Offer to Exchange. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. You may change or withdraw your election at any time prior to 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

 .    Conditions to this Offer. This Offer is subject to a number of conditions.
     If any of the conditions to which this Offer is subject occurs, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

 .    Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol "AMCC". We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. (See Section 7)

 .    U.S. Federal Tax Consequences. If you are an employee residing in the
     United States, you will not be subject to any current U.S. income tax if you elect to exchange your Eligible Option Grants for Replacement Options. The grant of Replacement Options will not be recognized as taxable income. Please note that the Replacement Options will not qualify as incentive stock options. (See Section 12) If you are an employee residing outside the United States, please see Schedule B for more details.

 .    Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13)

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange Replacement Options for Eligible Option Grants held by our employees, including our executive officers, and members of our Board of Directors. Employees who are on a leave of absence are also eligible to participate in this Offer. Eligible Option Grants are all outstanding options that were granted under our 1992 Stock Option Plan, our 2000 Equity Incentive Plan, our 1997 Directors' Stock Option Plan, our 1998 Equity Incentive Plan (fka the Cimaron Communications Corporation 1998 Stock Incentive Plan), the MMC Networks, Inc. 1997 Stock Plan, the YuniNetworks, Inc. 1999 Equity Incentive Plan, and the SiLutia, Inc. 1999 Stock Option Plan (Company Option Plans) and that have an exercise price that is equal to or greater than $20.00 per share of common stock. As of October 15, 2001, 59,351,936 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 39,265,129 shares were covered by Eligible Option Grants.

     Your participation in this Offer is voluntary. You may elect to exchange one or more of your Eligible Option Grants; but you may not exchange less than all shares subject to a particular Eligible Option Grant. However, if you elect to exchange any Eligible Option Grant, you must exchange all options granted to you in the six-month period prior to the Commencement Date, even if the exercise price of such options is less than $20.00 per share. For example, based on a Commencement Date of October 29, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 29, 2001, even if the exercise price of some of those options is less than $20.00 per share. These options are also included in the definition of Eligible Option Grants. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

     The Replacement Options will be granted on May 28, 2002 (or a later date if the Offer is extended) and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries, and the exercise price of the Replacement Options will be equal to the closing price of our common stock as reported on Nasdaq on the date of grant. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that you exchange and any options granted in the six-month period prior to the Commencement Date that are cancelled because of your election to exchange Eligible Option Grants. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     All Replacement Options granted to non-executive officer employees will be issued under our 2000 Equity Incentive Plan or, for employees outside the United States, relevant sub-plans under the 2000 Equity Incentive Plan. All Replacement Options granted to executive officers or members of our Board of Directors will be issued under our 1992 Stock Option Plan or our 2000 Equity Incentive Plan as determined by our Board of Directors on the Replacement Option Grant date. No Replacement Options will be treated as incentive stock options under U.S. tax law.


     IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING A LEAVE OF ABSENCE) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU

                                       1.

WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $20.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER UNLESS THEY ARE OPTIONS THAT MUST BE EXCHANGED PURSUANT TO THE SECOND PARAGRAPH OF THIS SECTION 1. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

     The Expiration Date of this Offer means 5:00 p.m., U.S. Pacific Standard Time, on November 27, 2001, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to amend this Offer and take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Option Grants;

                                       2.

     . increase or decrease the number of Eligible Option Grants to be exchanged in the Offer; or

     .    extend or terminate the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

     A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.   PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options are not attractive as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants, and we make no representations as to our future stock price. However, the Board of Directors believes that the Offer may create a better chance for participating employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

     We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. Except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

                                       3.

(d) any change in our management, including a change to the material terms of employment of any executive officer;

(e) any change in our present Board of Directors, including a change in the number or term of directors;

(f)  any other material change in our corporate structure or business;

(g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(i) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities (other than pursuant to our previously-announced stock repurchase program); or

(k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3.   PROCEDURES.

Making Your Election. To make your election to accept or reject this Offer, you must properly complete and deliver the Election Form to Stock Administration via hand delivery, interoffice mail or facsimile to (858) 535-3502 before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date. The Election Form is found on our intranet web site located at http://cww/Stock/. If you cannot use
                                    -----------------
this web site, please contact Stock Administration at (858) 535-3462 or stockadm@amcc.com. If you are an employee on a leave of absence as of the
-----------------
Commencement Date, Stock Administration will mail to you an Election Form and Notice of Withdrawal. You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

     The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

                                       4.

     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured to our satisfaction by the option holder exchanging the Eligible Option Grants, or waived by us, prior to the Expiration Date.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on the Expiration Date of the Offer all Eligible Option Grants for which an Election Form has properly been delivered and which have not thereafter been validly withdrawn.

4.   CHANGE IN ELECTION.

     You may only change your election by following the procedures described in this Section 4. You may change your election at any time before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date.

     To change your election, you must either deliver a Notice of Withdrawal or re-deliver the Election Form, each to Stock Administration via hand delivery, interoffice mail or facsimile to (858) 535-3502, before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date. Each of these documents is located on our intranet web site at http://cww/Stock/. If you are an employee on a leave of
                     -----------------
absence as of the Commencement Date, Stock Administration will mail to you an Election Form and Notice of Withdrawal. The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date will be treated by us as your final election with respect to the Offer.

     The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

     On the terms and subject to the conditions of this Offer, we currently expect that on the Expiration Date, we will accept the Eligible Option Grants for exchange and cancel all Eligible Option Grants properly exchanged and not validly withdrawn before the Expiration Date in accordance with this Offer. The Replacement Options will be granted on May 28, 2002, or at a later date if the Offer is extended, and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, with vesting of the Replacement Options carrying over from each respective Eligible Option Grant that is exchanged. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date, you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries, and the exercise price of the Replacement Options will be equal to the closing price of our common stock as reported on Nasdaq on the date of grant.

     The number of shares subject to your Replacement Option will equal the number of shares subject to each Eligible Option Grant that you exchange plus any options granted in the six-month period prior to the Commencement Date that are cancelled because of your election to exchange Eligible Option Grants. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. A listing of all of your Eligible Option Grants and the options granted in the six-month period prior to the Commencement Date can be viewed online by accessing your Salomon Smith Barney stock option account at http://www.benefitaccess.com/ or by contacting AMCC Stock Administration at
-----------------------------
stockadm@amcc.com and requesting a Personnel Option Status Report. If you are
-----------------
not employed by us or one of our subsidiaries (including a leave of absence) on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours or one of our subsidiaries (including a leave of absence) as of the Expiration Date but are not employed continuously by us or one of our subsidiaries (including a leave of absence) through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options.

     We will notify you as promptly as practicable if we reject your election to exchange your Eligible Option Grants. After you deliver an Election Form, you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you on the Replacement Option Grant Date. Similarly, after you deliver a Notice of Withdrawal, you will receive an email confirmation that will confirm your election to withdraw your Eligible Option Grants from the Offer.

                                       6.

6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

     . any change or changes occur in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

     . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

          (b) delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

          (c) materially impair the benefits we believe we will receive from the Offer; or

          (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects.

     .    there is:

          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

          (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

                                       7.

     . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

          (b)  any such person, entity or group that has filed a Schedule 13D or
               Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our Common Stock; or

          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

     . any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

     Additionally, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not validly withdrawn.

     Also, if your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options or have a right to any stock options that were previously cancelled. If your employment with us is terminated as part of any announced reduction in force, you will fall within this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING A LEAVE OF ABSENCE) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY

                                       8.

OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7.   PRICE RANGE OF COMMON STOCK.

     The Eligible Option Grants to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an Eligible Option Grant that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol "AMCC." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq. All share prices reflect our two-for-one stock splits effective in September 1999, March 2000 and October 2000.


                    Quarter ended                        High          Low
 ----------------------------------------------------- ---------     --------
 Fiscal Year 2002
    December 31, 2001 (through October 26, 2001)...... $   13.90     $  6.01
    September 30, 2001................................ $   19.69     $  6.23
    June 30, 2001..................................... $   33.10     $ 11.25

 Fiscal Year 2001
    March 31, 2001.................................... $   88.25     $ 16.13
    December 31, 2000................................. $ 109.25      $ 45.88
    September 30, 2000................................ $  109.75     $ 47.75
    June 30, 2000..................................... $   74.63     $ 32.75

 Fiscal Year 2000
    March 31, 2000.................................... $   79.44     $ 25.27
    December 31, 1999................................. $   32.09     $ 13.59
    September 30, 1999................................ $   16.75     $  9.53
    June 30, 1999..................................... $   10.63     $  5.14

 Fiscal Year 1999
    March 31, 1999 (beginning January 4, 1999)........ $    5.84     $  4.12


     As of October 26, 2001, the last reported sale price of our common stock, as reported by Nasdaq, was $12.92 per share.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

     Consideration. The number of shares subject to your Replacement Options will equal the number of

                                       9.

shares subject to each Eligible Option Grant that you exchange. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     Each Replacement Option generally will vest at the same rate and over the same period of time as the cancelled Eligible Option Grant that it replaced. Each Replacement Option Grant generally will have the same term as, and expire no later than, the Eligible Option Grant that it replaced. If, however, you are a Non-exempt Employee, you will not be able to exercise your Replacement Options for at least six months after the Replacement Option Grant Date. If you are a Non-exempt Employee and your service terminates (other than by reason of your death or disability, as defined in the applicable Replacement Grant Plan) during the six-month period following the Replacement Option Grant Date then you may exercise your vested Replacement Options at any time during the thirty-day period beginning on the day that is six months and one day after the Replacement Option Grant Date.

     If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 39,265,129 shares of our common stock. As of October 15, 2001, there were approximately 298,330,943 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 13.2% of the total shares of our common stock outstanding as of October 15, 2001.

     Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms and subject to the same conditions as described in this Offer; however, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Option Grants that you exchange.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 29, 2001, our executive officers and non-employee directors (19 persons) as a group held options outstanding under the Company Option Plans to purchase a total of 18,854,082 shares of our common stock. This covered approximately 31.8% of the shares subject to all options outstanding under the Company Option Plans. In addition, as of October 29, 2001, our executive officers and non-employee directors as a group held Eligible Option Grants to purchase a total of 12,498,209 shares of our common stock. This covered approximately 31.8% of the shares subject to all Eligible Option Grants. All of the Eligible Option Grants held by executive officers and members of our Board of Directors are eligible to be exchanged in this Offer.

                                      10.

     During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Option Grants during the past 60 days. In addition, except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements (other than loan agreements containing standard default and similar provisions regarding pledged shares of common stock), puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.  STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Option Grants held by the option holders, without incurring additional current or future compensation expense because:

     . we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Option Grants (including option grants issued in the six-month period prior to the Commencement Date that will be exchanged because of your election to exchange Eligible Option Grants) tendered for exchange;

     . the exercise price of Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be May 28, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date;

     . we will require any option holder who tenders any Eligible Option Grants in the Offer to tender all options that he or she received during the six-month period prior to the Commencement Date which, based on a Commencement Date of October 29, 2001, includes all options granted on or after April 29, 2001 (even if the exercise price of such options is less than $20.00 per share); and

                                       11.

     . in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Option Grants in the Offer until the Replacement Option Grant Date.

     Eligible Option Grants (including option grants issued in the six-month period prior to the Commencement Date that will be exchanged because of your election to cancel Eligible Option Grants) that have been granted under the Company Option Plans and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Option Grants granted pursuant to our 1992 Stock Option Plan, our 2000 Equity Incentive Plan and our 1997 Directors' Stock Option Plan will be returned to the pool of shares available for grants of new awards or options under such plans without further stockholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder. If you are an employee residing outside the United States, the discussion in this Section 12 generally will not apply to you. Please see Schedule B for more details regarding the tax treatment of the exchange in your country.

     We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

                                       12.

     At the Replacement Option Grant Date, you will not be required to recognize additional income for U.S. federal income tax purposes. The grant of Replacement Options is not recognized as taxable income in the United States.

     U.S. Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current U.S. income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

     If you exchange your incentive stock options and we accept your incentive stock options, any Replacement Options you are granted will not qualify as incentive stock options. The exchange and cancellation of your incentive stock options will not give rise to any U.S. tax consequences. However, with respect to all of your Replacement Options, you will be subject to different tax treatment than if you held incentive stock options.

     We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the U.S. Internal Revenue Service would decide that the right to exchange your incentive stock options under this Offer is a modification of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current U.S. law, you should not have realized taxable income when the incentive stock options were granted to you under the Company Option Plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price

                                      13.

and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for U.S. tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current U.S. law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you and, if you are an employee, then you will be subject to withholding of income and U.S. employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

     If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the

                                      14.

sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

     Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Option Grants; or

     . increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

                                      15.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to this Offer.

15.  INFORMATION ABOUT US.

     OVERVIEW

     Applied Micro Circuits Corporation (AMCC) was incorporated and commenced operations in California in 1979. AMCC was reincorporated in Delaware in 1987. Our principal executive offices are located at 6290 Sequence Drive, San Diego, California, 92121, and our telephone number is (858) 450-9333. Our web site is located at www.amcc.com. The information on our web site is not a part of this Offer.

     We design, develop, manufacture and market high-performance, high-bandwidth silicon solutions for the world's optical networks. We utilize a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit products that enable the transport of voice and data over fiber optic networks. Our system solution portfolio includes PMD, PHY, framer/mapper, network processor, traffic management and switch fabric devices that address the high-performance needs of the evolving intelligent optical network.

     SELECTED FINANCIAL DATA

     Set forth below is a selected summary of our financial information. The financial data as of March 31, 2001 and for the years ended March 31, 2001 and 2000 are derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2001. The financial data as of September 30, 2001 and for the six months ended September 30, 2001 and 2000 are derived from our unaudited consolidated financial statements for the quarter ended September 30, 2001. This financial data should be read together with the Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended March 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

                                      16.


                                                              Year ended March 31,    Six months ended September 30,
                                                           -------------------------  ------------------------------
                                                               2000         2001            2000          2001
                                                           -----------   -----------    -----------   -----------

Consolidated Statements of Operations Data:                         (in thousands, except per share data)
Net revenues ...........................................   $   172,352   $   435,543    $   171,195   $    82,508
Cost of revenues(1) ....................................        50,218       163,166         43,846        81,425
                                                           -----------   -----------    -----------   -----------
Gross profit ...........................................       122,134       272,377        127,349         1,083
Operating expenses:
     Research and development(1) .......................        32,527       105,225         34,057        78,823
     Selling, general and administrative(1) ............        28,035        69,232         25,233        39,792
     Stock-based compensation(1) .......................           452        79,730            744        73,586
     Amortization of goodwill and purchased intangibles.            --       308,835         10,847       192,887
     Acquired in-process research and development ......            --       202,100         25,400            --
     Goodwill impairment charge ........................            --            --             --     3,101,817
     Restructuring costs ...............................            --            --             --        11,177
                                                           -----------   -----------    -----------   -----------
        Total operating expenses .......................        61,014       765,122         96,281     3,498,082
                                                           -----------   -----------    -----------   -----------


Operating income (loss) ................................        61,120      (492,745)        31,068    (3,496,999)
Interest income (expense), net .........................        12,872        55,449         25,742        13,050
                                                           -----------   -----------    -----------   -----------
Income (loss) before income taxes ......................        73,992      (437,296)        56,810    (3,483,949)
Income tax expense (benefit) ...........................        25,367        (1,081)        29,800       (49,826)
                                                           -----------   -----------    -----------   -----------
 Net income (loss) .....................................   $    48,625   $  (436,215)   $    27,010   $(3,434,123)
                                                           ===========   ===========    ===========   ===========
Basic earnings (loss) per share:

     Earnings (loss) per share .........................   $      0.23   $     (1.63)   $      0.11   $    (11.49)
                                                           ===========   ===========    ===========   ===========
    Shares used in calculating basic earnings (loss) per
       share ...........................................       215,640       267,363        245,375       298,892
                                                           ===========   ===========    ===========   ===========


Diluted earnings (loss) per share:

     Earnings (loss) per share .........................   $      0.20   $     (1.63)   $      0.10   $    (11.49)
                                                           ===========   ===========    ===========   ===========
     Shares used in calculating diluted earnings (loss)
       per share .......................................       238,304       267,363        268,480       298,892
                                                           ===========   ===========    ===========   ===========



                                                              As of
                                                 -------------------------------
Consolidated Balance Sheet Data:                     March 31,  September 30,
                                                       2001          2001
                                                 -------------------------------
                                                 (in thousands, except per share
                                                             data)
Cash, cash equivalents and short term investments   $1,132,093   $1,117,243
Working capital .................................    1,208,226    1,122,533
Total assets ....................................    5,453,278    2,025,102
Long-term debt and capital leases ...............        3,530        2,927
Total stockholders' equity ......................    5,238,101    1,868,320
Book value per share (2) ........................                      6.26


     (1) For presentation purposes, the functional line items exclude stock-based compensation charges related to acquired companies as follows (in thousands):

                                         Year ended March 31,  Six months ended September 30,
                                         --------------------  ------------------------------
                                            2000       2001         2000       2001
                                          -------    -------      -------    -------
                                                         (in thousands)

Cost of revenues ....................     $    --    $ 2,820      $    --    $ 2,454
Research and development ............         288     41,303          586     36,735
Selling, general and administrative..         164     35,607          158     34,397
                                          -------    -------      -------    -------
                                          $   452    $79,730      $   744    $73,586
                                          =======    =======      =======    =======

     (2) Book value per share is completed by dividing total stockholders' equity by the number of shares of common stock outstanding at September 30, 2001.

                                      17.

         RATIO OF EARNINGS TO FIXED CHARGES


                                                                        Year ended March 31,    Six months ended September 30,
                                                                    --------------------------  ------------------------------
                                                                        2000           2001          2000            2001
                                                                    -----------    -----------    -----------    -----------
Earnings:                                                                                 (in thousands)

  Earnings (loss) before income taxes ...........................   $    73,992    $  (437,296)   $    56,810    $(3,483,949)
  Add:  Fixed charges ...........................................         1,151          2,087            587          1,425
                                                                    -----------    -----------    -----------    -----------
                                                                    $   122,134    $  (435,209)   $    27,349    $(3,482,524)
Fixed charges:
  Interest expense ..............................................   $       634    $       403    $       348    $        62
  Interest portion of rental expense ............................           517          1,684            239          1,363
                                                                    -----------    -----------    -----------    -----------
                                                                    $     1,151    $     2,087    $       587    $     1,425

Ratio of earnings to fixed charges ..............................          65.3             --           97.8             --


     For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, and estimated interest within rental expense. We have no amortization of debt issuance costs, minority interests in any of our subsidiaries, preference securities, equity method investments or capitalized interest. Earnings were inadequate to cover fixed charges by $3.5 billion and $435 million for the six months ended September 30, 2001, and for the year ended March 31, 2001, respectively.

     The financial information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - Additional Information.

16.  ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed a Tender Offer Statement on Schedule T/O with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule T/O and the exhibits to the Schedule T/O. We recommend that you review the Schedule T/O, including its exhibits, before making a decision on whether to tender your options.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

     (a) our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;

     (b)  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (c) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     (d)  our Current Report on Form 8-K filed September 18, 2001; and

                                      18.

     (e) the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 10, 1997, including any amendments or reports filed for the purpose of updating such description.

     The SEC file number for these filings is 000-23193. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                     500 West Madison Street
Room 1024                                  Suite 1400
Washington, D.C. 20549                     Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.
   ------------------

     Our common stock is quoted on the Nasdaq National Market under the symbol "AMCC", and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each holder of Eligible Option Grants, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                       Applied Micro Circuits Corporation
                               Investor Relations
                               6290 Sequence Drive
                               San Diego, CA 92121

or by telephoning us at (858) 450-9333 between the hours of 9:00 a.m. and 5:00 p.m., San Diego, California, local time.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

     The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

                                      19.

17.  MISCELLANEOUS.

     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of
Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. We encourage you to review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 before you decide whether to participate in the Offer.

     If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                      20.

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND

                               EXECUTIVE OFFICERS

         Our directors and executive officers and their positions and offices as of October 29, 2001, are set forth in the following table:

           Name               Age                           Position and Offices Held
--------------------------   ----- -------------------------------------------------------------------------------
William K. Bowes, Jr.        75    Director
Franklin P. Johnson          72    Director
Kevin Kalkhoven              56    Director
L. Wayne Price               40    Director
S. Atiq Raza                 51    Director
Arthur B. Stabenow           62    Director
Harvey P. White              67    Director
David M. Rickey              45    Director, Chairman of the Board and Chief Executive Officer
Douglas C. Spreng            57    Director, President and Chief Operating Officer
Roger A. Smullen, Sr.        65    Director, Vice Chairman of the Board
William E. Bendush           52    Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Brent E. Little              38    Senior Vice President of Marketing
Ramakrishna R. Sudireddy     34    Senior Vice President of Digital Products
Thomas L. Tullie             37    Senior Vice President of Worldwide Sales
Gregory A. Winner            45    Senior Vice President of Engineering, Quality Assurance and Manufacturing
Jeffrey J. Cashen            40    Vice President and General Manager of Switching and Network Processing Division
Vincent J. DeMaioribus       42    Vice President of Manufacturing
Timothy M. Heenan            42    Vice President of Operations
Stephen M. Smith             43    Vice President and Controller

     The address of each director and executive officer is: Applied Micro Circuits Corporation, 6290 Sequence Drive, San Diego, California 92121.

                                   SCHEDULE B

                 ADDENDA FOR EMPLOYEES RESIDING OUTSIDE THE U.S.

     We believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your tender of Eligible Option Grants for Replacement Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Option Grants for Replacement Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Replacement Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the Offer.

     If you are eligible for this Offer because you are an employee of AMCC or one of our subsidiaries living or working in the United States, Canada, China, France, Germany, Israel, Japan, or the United Kingdom but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

                        ADDENDUM FOR EMPLOYEES IN CANADA

Securities Information

     Any Replacement Options which may be granted to you pursuant to the terms of the Offer may be conditional on obtaining necessary securities regulatory approvals or exemptions from the applicable securities regulatory authorities. Although we do not anticipate any difficulty in obtaining necessary approvals or exemptions, it is possible that such Replacement Options will not be granted until such approvals or exemptions are obtained and may be subject to certain conditions imposed by the securities regulatory authorities.

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Canada. This discussion is based on Canadian tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options. However, the manner in which the Canada Customs and Revenue Agency will treat this transaction is not certain. It is possible that: (i) a tax-neutral rollover would be available; (ii) the value of the Replacement Options would be required to be included in your income; or (iii) the Eligible Option Grants would be considered to be repriced options, resulting in the loss of the preferential 50% tax deduction and stock option tax deferral treatment ordinarily available upon the exercise of options.

     For the purposes of this Addendum, it is assumed that the Replacement Options will meet the conditions to qualify for favorable tax treatment under Canadian tax law. For this reason, the exercise price of any Replacement Options granted to you pursuant to this Offer will be the fair market value of the underlying shares on the Replacement Option Grant Date.

Grant

     Subject to the above, we do not believe that you will be subject to tax when the Replacement Options are granted to you.

Exercise

     Subject to the deferral provisions discussed below, you will recognize taxable income upon the exercise of the Replacement Options. The taxable income is the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. However, for income tax purposes, you can deduct one-half of this spread and you will be subject to income tax on the remaining one-half of the spread at your applicable marginal income tax rate. You also may be subject to social security taxes on the spread to the extent your maximum social tax contribution limit has not been reached.

     You may defer the taxation on the spread until the earlier of the time that you sell the shares purchased on exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are acquired upon exercise of your Replacement Options.

     You can defer taxation on the spread only up to the first C$100,000 (approximately US$63,820 as of the date of the Offer) worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Sale of Shares

     If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares. The taxable amount will generally be one-half of the difference between the sale price and the fair market value of the shares on the date of exercise (less any brokerage fees). Income tax will be assessed on the taxable income at your marginal income tax rate.

     One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent taxation year.

     Any amount on which taxation was deferred at exercise will become taxable at the time the shares are sold.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. You will be subject to income tax at your marginal rate on any dividends paid on our stock. You will generally be entitled to a foreign tax credit equal to the amount of the dividend for United States federal tax withheld at source.

Withholding and Reporting

     A T4 Form will be filed with the Canada Customs and Revenue Agency and a copy delivered to you prior to the last day of February in the year following the year in which you exercise your Replacement Options. The T4 Form will indicate the amount of the benefit and any amount subject to the 50% deduction. You must report the stock option income, capital gains, dividend receipts, and any deductions, if applicable, in your annual income tax return.

Your employer will not withhold taxes on these amounts and you are required to pay any additional amounts owing by you. For every year you have a balance of deferred stock option benefits outstanding you must file a Form T1212 with the Canada Customs and Revenue Agency together with your annual tax return.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

            ADDENDUM FOR EMPLOYEES IN THE PEOPLE'S REPUBLIC OF CHINA

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in the People's Republic of China. This discussion is based on Chinese tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options; however, this is not completely certain.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise and Sale of Shares

     Due to exchange control and securities law restrictions in China, any Replacement Options granted to you will be subject to the following terms and conditions. You will be able to exercise the Replacement Options granted to you only by using the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of our stock when you exercise your Replacement Options. Under the cashless exercise method of exercise, the broker will immediately sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers' fees associated with the transaction.

     When you exercise your Replacement Options, you will be subject to income tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as additional salary or wages from your employer. Individual income tax is due on a monthly basis. If you are a Chinese national, you will be entitled to a standard tax deduction of Renminbi 800 (approximately US$97 as of the date of the Offer) per month, and if you are an expatriate, you will be entitled to a standard tax deduction of Renminbi 4,000 (approximately US$484 as of the date of the Offer) per month.

     You also may be subject to social insurance contributions on the spread. It is, however, not entirely certain if option benefits are subject to social insurance contributions. You should check with your employer to see which position your employer takes.

Withholding and Reporting

     We expect that you will comply fully with your tax and other obligations in connection with the receipt of your Replacement Options, including paying individual income tax, social insurance contributions and stamp duties, if applicable. You also understand that we may be required to make deductions from the amounts payable to you as a withholding agent under individual income tax and social insurance legislation.

Exchange Control Restrictions

     Exchange control restrictions may restrict or limit your ability to withdraw and/or convert funds received upon the exercise of your Replacement Options. This issue should be examined prior to exercise as you may be able to take steps to mitigate these restrictions.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN FRANCE

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in France. This discussion is based on French tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

     However, to take advantage of the favorable income tax and social tax treatment of options that meet the requirements for qualified options under French tax law, all of the Replacement Options granted to you will be qualified options granted pursuant to the terms of our Addendum to the 2000 Equity Incentive Plan (a copy of which will be made available to you upon your request). The terms that apply to your Replacement Options may be different than the terms that apply to your Eligible Option Grants, particularly if your Eligible Option Grants were not qualified options.

     The Replacement Options will be subject to the same vesting schedule and have the same vesting commencement date as the Eligible Option Grants they replace. However, in order to comply with the French tax law applicable to qualified options, your ability to exercise the Replacement Options will be restricted until the fourth anniversary of the Replacement Option Grant Date.

     We reserve the right to structure the terms of the Replacement Options differently, but under no circumstances will you be allowed to sell any shares acquired upon exercise of your Replacement Options before the fourth anniversary of the Replacement Option Grant Date. In addition, the Replacement Options may be subject to other terms and conditions necessary to comply with the French tax law applicable to qualified options.

     Please note that recent amendments to the qualified option requirements provide that we may not grant qualified options during certain closed periods. The closed periods are as follows:

     . Ten quotation days preceding and following the disclosure of our consolidated financial statements or annual statements.

     . From the date that our Board of Directors has received/becomes aware of information which could, if it were disclosed to the public, significantly impact the quotation of our stock, until ten days after the date such information is disclosed to the public. This closed period must be evaluated on a case-by-case basis.

     In case the Replacement Option Grant Date falls within such a closed period, we will have to delay the grant of your Replacement Options until the first day after the end of the closed period.

     You may wish to take these matters into consideration when deciding whether to tender Eligible Option Grants.

     The tax information below applies to French-qualified options only. If you hold non-qualified options, the tax treatment for your options is different.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     You will not be subject to tax when you exercise your Replacement Options to purchase shares.

Sale of Shares

     When you sell the shares acquired upon exercise of your Replacement Options within two years after the later of (1) the expiration of the four-year holding period; and (2) the acquisition of shares upon exercise of your Replacement Options, you will be taxed on the difference between the fair market value of the underlying shares at exercise and the exercise price (i.e., the spread) at an overall rate of 40% (i.e., 30% income tax plus 10% social tax), provided the amount of the spread does not exceed FRF 1 million (approximately US$138,700 as of the date of the Offer). You may elect to be taxed at your normal progressive income tax rate if it is lower than 30%. For the amount of the spread exceeding FRF 1 million (if any), you will be taxed at an overall rate of 50% (i.e., 40% income tax plus 10% social tax). You may not elect to be taxed at your normal progressive income tax rate with regard to this amount.

     The difference between the fair market value of the shares at exercise and the sale price is taxed at a rate of 26%, unless the aggregate amount of proceeds from the sale of stock is less than a certain amount, set annually (currently FF50,000 (approximately US$6,935 as of the date of the Offer)) in which case no additional taxes will be due.

     If you hold the shares for an additional two years after the later of (1) the expiration of the four-year holding period; and (2) the acquisition of shares upon exercise of your Replacement Options, you will be taxed on the spread at a rate of 26%, provided the amount of spread does not exceed FRF 1 million. For the amount of the spread exceeding FRF 1 million (if any), you will be taxed at an overall rate of 40% (i.e., 30% income tax plus 10% social tax). You may not elect to be taxed at your normal progressive income tax rate with regard to this amount.

     The difference between the fair market value of the shares at exercise and the sale price is also taxed at a rate of 26%, unless the aggregate amount of proceeds from the sale of stock is less than a certain amount, set annually (currently FF50,000 (approximately US$6,935 as of the date of the Offer)) in which case no additional taxes will be due.

Dividends

     If you exercise your Replacement Options to purchase shares, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to tax in France and withholding tax in the United States. You may be entitled to receive a tax credit against the French tax payable equal to the United States federal tax withheld at source.

Withholding and Reporting

     Your employer must send to you, no later than February 15 of the year following the year of exercise of the Replacement Option, an individual statement providing the following information:

     . its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

     . the date on which the Replacement Option was granted and the date of exercise of the Replacement Option;

     .    the number of shares acquired and the exercise price; and

     . the excess amount, if any, of the discount at the time of grant based on the restriction for French-qualified options (i.e., if the discount granted to the grantee exceeds 5% of the average trading price for the 20 trading days prior to the date of grant).

     At the same time, your employer must also send duplicates of the individual statements to the tax office (Direction des Services fiscaux) with which it files its tax return.

     To benefit from the favorable tax regime (i.e., deferral of taxation at exercise), you must attach the above individual statement delivered by your employer to your annual French income tax return for the year in which the Replacement Option was exercised (e.g., for the exercise of the Replacement Option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006 which you file with the French tax authorities in 2007).

     Upon the sale of the shares (and provided that the four-year holding period is met), you will have to report both the spread and the capital gains realized upon sale on your income tax return for the year in which the underlying shares were sold.

Exchange Control Information

     You may hold shares purchased upon exercise of your Replacement Options outside of France provided that you declare all foreign accounts (both those currently open and those closed during the tax year) on a specific form in your income tax return. You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of cash or securities is equal to or exceeds FF50,000.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN GERMANY

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Germany. This discussion is based on German tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants for the Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     When you exercise your Replacement Options, you will be subject to ordinary income tax on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. The spread also may be subject to social insurance contributions if and to the extent your income in the month during which you exercise your Replacement Options is below the relevant social security contribution limits.

Sale of Shares

     Any additional gain from the subsequent sale of the shares is not taxable provided: (1) you have owned the shares for more than twelve months; (2) you have not, within the last five years, held more than 10% of our stated capital; and (3) the shares are not held as a business asset. (Effective January 1, 2002, the 10% limit will be lowered to 1% such that in order to satisfy the foregoing conditions, you cannot have held 1% or more of our stated capital.) If tax is due, it is payable on the difference between what you receive from the sale and your adjusted base cost. (Effective January 1, 2002, only 50% of such gain will be subject to tax.) Your adjusted base cost is based on the exercise price, plus any tax benefit you were deemed to have earned because of the exercise and on which you already paid tax at exercise.

Dividends

     If you exercise your Replacement Options and purchase shares, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to tax in Germany and withholding tax in the United States. However, only 50% of the value of the dividend distributed is subject to tax in Germany. You must report such dividends on your annual tax return. You may deduct 50% of the U.S. federal withholding tax withheld on your German tax return.

Withholding and Reporting

     Under current laws, withholding and reporting for income tax and social insurance contributions are required when you exercise your Replacement Options. Your employer will withhold income tax and social insurance contributions (if any) from your wages at the time you exercise your Replacement Options. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

Exchange Control Information

     You must report cross-border payments in excess of EURO12,500 monthly (approximately US$11,053 as of the date of the Offer). This reporting is normally accomplished through the German bank involved in the transaction, but you are responsible for making sure the report is filed. In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of DM3,000,000 (approximately US$1,915,300 as of the date of the Offer) on a monthly basis. Finally, you must report on an annual basis your participation in our stated capital in the unlikely event that it exceeds 10% of the total of the voting capital.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN ISRAEL

Securities Information

     The Replacement Options which will be granted to you pursuant to the terms of the Offer may be subject to a securities filing with the Israeli Securities Authority ("ISA"). The grant of the Replacement Options may be made conditional upon completing any necessary filings with and obtaining the required approvals by the ISA. Alternatively, the grant of the Replacement Options may be delayed until such time as the necessary filings have been completed and the required approvals by the ISA have been obtained. A delay of the grant could affect the exercise price of the Replacement Options.

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Israel. This discussion is based on Israeli tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants for the Replacement Options.

     However, to take advantage of the tax deferral that is available for options granted in accordance with the requirements of Section 102 of the Israeli Income Tax Ordinance, we intend that all of your Replacement Options will be granted under a Section 102 qualified stock option plan. This means that the terms of your Replacement Option are different than the Eligible Option Grant that it replaced. The Replacement Options still will be subject to the same vesting schedule and have the same vesting commencement date as the Eligible Option Grants. However, in order to comply with the requirements of
Section 102, the Replacement Options (or the shares subject to the Replacement Options) have to be held by an approved trustee for two years from the Replacement Option Grant Date. Therefore, you may not sell the shares acquired upon exercise of the Replacement Options for two years from the Replacement Option Grant Date.

     You may wish to take these matters into consideration when deciding whether to tender your Eligible Option Grants.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

For Section 102 qualified options
---------------------------------

     You will not be subject to tax when you exercise your Replacement Options to purchase shares. The taxation will be deferred until the earlier of (1) the date you sell the shares acquired upon exercise of your Replacement Options, or
(2) the date the shares are released by the trustee.

For non-qualified options
-------------------------

     You will be subject to income tax when you exercise your Replacement Options on the difference (or "spread") between the fair market value of the shares on the date of exercise and the exercise price. The spread may also be subject to national insurance and health insurance contributions if and to the extent your income in the month during which you exercise your Replacement Options is below the relevant social insurance contribution limits.

Sale of Shares

For Section 102 qualified options
---------------------------------

     You will be subject to income tax on the difference between the sale price and the exercise price (with an adjustment of inflation) when you sell the shares acquired upon exercise of your Replacement Options or when the shares are released by the trustee. The difference may also be subject to national insurance and health insurance contributions if and to the extent your income in the month during which you sell the shares or the shares are released by the trustee is below the relevant social insurance contribution limits.

For non-qualified options
-------------------------

     When you sell your shares acquired upon exercise of your Replacement Options, you will be subject to tax at a flat rate of 35%. You will be taxed on the gain realized on the sale of the shares, i.e., the difference between the sale price and the fair market value of the shares on the date of exercise.

Dividends

     If you exercise your Replacement Options and purchase shares, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to tax at 35% if the proceeds are received in Israel. You are entitled to credit U.S. withholding tax paid on the dividend against your Israeli tax liability under the Israel-U.S. Double Tax Treaty.

Withholding and Reporting

For Section 102 options
-----------------------

     The trustee will withhold income tax, national insurance and health insurance contributions due on the gain when you sell the shares or when the shares are released by the trustee.

For non-qualified options
-------------------------

     Your employer is required to withhold income tax, national insurance and health insurance contributions (if any) on the spread when you exercise your Replacement Options. You will be responsible for paying any difference between the actual tax liability and the amount withheld.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                         ADDENDUM FOR EMPLOYEES IN JAPAN

Securities Information

     The Replacement Options which will be granted to you pursuant to the terms of the Offer may be subject to a securities filing with the Ministry of Finance
(MoF). The grant of the Replacement Options may be made conditional upon completing any necessary filings with and obtaining the necessary approvals by the MoF. Alternatively, the grant of the Replacement Options may be delayed until such time as the necessary filings have been completed and the required approvals by the MoF have been obtained. A delay of the grant could affect the exercise price of the Replacement Options.

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Japan. This discussion is based on Japanese tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options; however, this is not completely certain.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     When you exercise your Replacement Options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price. Your income will likely be treated as "remuneration income" and will be taxed at your marginal tax rate.

Sale of Shares

     When you sell your shares acquired upon exercise of your Replacement Options, you will be subject to tax on any additional gain realized at a flat rate of 26% (i.e., 20% national income tax and a 6% local inhabitants tax).

     If you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form, you may elect to have the broker withhold 1.05% of the total amount received (not the gain) from selling your shares. If you make this election, only a deemed gain of 5.25% is subject to the 20% national income tax; the 6% local inhabitants tax would not apply. Please note that, although under the 2000 tax legislation this 1.05% taxation method was scheduled to be abolished as of April 1, 2001, abolishment has been postponed until March 31, 2003.

Dividends

     If you exercise your Replacement Options to purchase shares, you may be entitled to receive dividends. If the dividend payments are made through a Japanese paying agent, Japanese withholding tax will be imposed on the dividend amount net of the foreign withholding tax which will be payable in the United States.

     A foreign tax credit and domestic withholding tax credit will be allowed if you are a Japanese resident taxpayer and if you choose the aggregate taxation method (Sogo Kazei) on such dividend income.

     If you choose the separate taxation method (Bunri Kazei), no tax credits will be allowed.

Withholding and Reporting

     Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is not, as a rule, required to withhold income tax or social security contributions when you exercise your Replacement Options, as long as the employer is not directly involved in the operation (i.e., payment of income) or costs of the stock option plan under which the Replacement Options are granted to you. It is your responsibility to report and pay any taxes resulting from the grant of Replacement Options by filing your income tax return (Kakutei Shinkokusho). The income tax return must be filed and the tax paid between February 16 and March 15 of the year following the year in which the income was earned.

Exchange Control Information

     If you intend to acquire shares whose value exceeds (Yen)100,000,000 (approximately US$825,040 as of the date of the Offer) in a single transaction, you must file a report with the MoF through the Bank of Japan within 20 days from the purchase of the shares (provided, however, if you acquire such shares through a securities company in Japan, such requirement will not be imposed). Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                  ADDENDUM FOR EMPLOYEES IN THE UNITED KINGDOM

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in the United Kingdom. This discussion is based on United Kingdom tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     Any Replacement Options granted to you will be granted under a non-approved stock option scheme. Consequently, you will be subject to income tax when you exercise your Replacement Options on the difference (or "spread") between the fair market value of the underlying shares on the date of exercise and the exercise price.

     In accordance with rules promulgated by the U.K. Inland Revenue, employers and employees are required to pay National Insurance Contributions (NICs) based on the employees' earnings, including the spread between the fair market value of the shares on the date of exercise and the exercise price of options granted after April 5, 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment, release or cancellation of options by entering into an agreement with each employee providing that the employee will assume the employer's NIC liability in such circumstances.

     If you choose to exchange your Eligible Option Grants for Replacement Options pursuant to the terms of the Offer, the employee's NICs will be payable on the spread on the date of exercise of your Replacement Options, even if your Eligible Option Grants had not been subject to NICs (i.e., because they were made on or before April 5, 1999). You will be subject to the employee's NICs only if your earnings do not already exceed the maximum limit for NIC purposes. The maximum limit is(Pound)29,900 per year for the U.K. tax year April 6, 2001 to April 5, 2002.

     In addition, you will be required to agree to absorb the employer's NIC liability. The employer's NIC liability currently is equal to 11.9% of the spread upon the exercise of your Replacement Options. You will be required to enter into a joint election with your employer to be submitted to the Inland Revenue which will provide that you will pay any NIC liability arising on the exercise of the Replacement Options which may be granted to you. You may not be entitled to retain any Replacement Options that may be granted to you if you do not enter into the joint election once it is approved by the Inland Revenue.

     You may wish to take this into consideration when deciding whether to tender your Eligible Option Grants. It is our understanding that you will be entitled to deduct any NIC payments you make for purposes of calculating the amount of the spread subject to income tax on the exercise of the Replacement Options.

Sale of Shares

     When you sell your shares acquired upon exercise of the Replacement Options, you will be subject to capital gains tax. The tax is due on any increase in the value of the shares between the date on which you exercise your Replacement Options and the date on which you sell the shares acquired upon exercise of such options. Any capital gains tax you may owe is subject to an annual personal exemption (currently (Pound)7,500 (approximately US$10,890 as of the date of the Offer) for the U.K. tax year April 6, 2001 to April 5, 2002) and to tapering relief calculated with reference to the period of time during which you held the shares following the exercise of your Replacement Options.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to income tax in the U.K. and withholding tax in the U.S. You may be entitled to a foreign tax credit for United States federal tax withheld at source. You must report any dividends you receive on your annual U.K. tax return.

Withholding and Reporting

     Your employer is required to arrange for the payment of income tax and NICs on the spread at exercise or to withhold funds on account of income tax and NICs on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise, and to remit such amounts to the U.K. Inland Revenue on your behalf. Your employer will also report the details of any option grant and exercise on its annual U.K. Inland Revenue tax return.

     In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your Replacement Options and from the sale or disposal of shares, together with details of dividend income, to the Inland Revenue on your personal U.K. Inland Revenue tax return.

     You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividends.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                          STOCK OPTION EXCHANGE PROGRAM

                              QUESTIONS AND ANSWERS

     These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $20.00 per share. They are to be read in conjunction with the Offer to Exchange of which they are a part.

Q1   What is the Stock Option Exchange Program?

A1 Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees and members of our Board of Directors to cancel certain stock options that have an exercise price that is equal to or greater than $20.00 per share (Eligible Option Grants) and exchange them for replacement options covering the same number of shares, subject to adjustment (Replacement Options). The Replacement Options will be granted on May 28, 2002, or a later date if we extend the Expiration Date of the Offer, provided that if there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day following such date on which there is a reported sale (Replacement Option Grant Date), and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date.

     Your participation in this Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for a Replacement Option covering the same number of shares as the Eligible Option Grants you exchanged, subject to adjustment.

Q2   Why is the Stock Option Exchange Program being offered?

A2 In light of the decline in the price of our common stock, we recognize that the exercise prices of the majority of outstanding options to purchase our common stock, whether or not they are currently exercisable, are higher than the price of our common stock as reported on Nasdaq. We believe these options are not attractive as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

Q3 Why are we offering a Stock Option Exchange Program now instead of six months ago?

A3 The equity markets have been extremely volatile in the past year and a half and as a result it would be impossible for the Company to attempt to time the market to ascertain when and what will be favorable stock option grant prices. However, the Company has been and is regularly assessing its equity compensation program. As a result, we feel that now


                                       1.

     more than ever, given our current stock price in relation to the exercise prices of the majority of outstanding options to purchase our common stock, the opportunity for realizing value is limited with your existing options.

Q4   Is this a repricing?

A4 No. This is not a stock option repricing. Under stock option repricing, an employee's current options are immediately repriced.

Q5 Why don't you just reprice my options, as I have seen done at other companies?

A5 In 1998, the Financial Accounting Standards Board adopted unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we must take a charge against earnings on future appreciation of the repriced options. In addition, our 1992 Stock Option Plan does not allow repricing without stockholder approval.

Q6   Why can't I just be granted additional options?

A6 We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of options that we currently have outstanding, a large grant of new options could potentially have a dilutive effect on our earnings per share.

Q7   What options may I exchange as part of this program?

A7 As described more fully below, we are offering to exchange certain stock options that are currently outstanding under our 1992 Stock Option Plan, our 2000 Equity Incentive Plan, our 1997 Directors' Stock Option Plan, our 1998 Equity Incentive Plan (fka the Cimaron Communications Corporation 1998 Stock Incentive Plan), the MMC Networks, Inc. 1997 Stock Plan, the YuniNetworks, Inc. 1999 Equity Incentive Plan, and the SiLutia, Inc. 1999 Stock Option Plan (Company Option Plans).

     Any option with an exercise price equal to or greater than $20.00 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be November 27, 2001, or a later date if we extend the Offer, will be eligible for exchange.

     If you attempt to exchange an option having an exercise price of less than $20.00 per share (other than options that you must exchange pursuant to the next sentence), that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us. If you elect to exchange an option with an exercise price equal to or greater than $20.00 per share, then you must also exchange all of your options that were granted in the six-month period prior to the Commencement Date - even if the exercise price of some of those options is less than $20.00 per share.

                                       2.

          For example:

          Commencement Date = October 29, 2001

          Employee Option History:

          1. Grant received on October 21, 2000 for 3,000 shares at $70.00 (Optional Cancellation)

          2. Grant received on December 21, 2000 for 2,500 shares at $50.00 (Optional Cancellation)

          3. Grant received on June 1, 2001 for 1,000 shares at $15.00 (Must be Cancelled)

          All options granted on or after April 29, 2001 -- even if the exercise price of some of those options is less than $20.00 per share -- must be exchanged if you wish to participate in the Offer. These options will be replaced by the same number of Replacement Options.

Q8   What options must I exchange as part of this program?

A8 You do not have to exchange any options as part of this program. However, if you decide to participate in the Offer and exchange any Eligible Option Grants, you must exchange all options granted to you within the six-month
                               ---
     period preceding the Commencement Date, even if the exercise price of those options is less than $20.00. Refer to Q&A 7 above.

Q9   May I tender options that I have already exercised?

A9 The Offer only pertains to options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including open market purchases and Employee Stock Purchase Plan purchases of AMCC stock), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q10 Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Stock Option Exchange Program?

A10 No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan, 401(k) plan or other employee plans are eligible to participate in the Offer.

                                       3.

Q11  Are there conditions to the Offer?

A11 Yes. In addition to the condition described in Q&A 8 above, the Offer is subject to a number of other conditions, including the conditions described in Section 6 of the Offer which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being exchanged.

Q12 Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A12 In order to receive Replacement Options on the Replacement Option Grant Date, you must be employed by us or one of our subsidiaries (including interns who have previously received Eligible Option Grants and including employees on a leave of absence) or a member of our Board of Directors on the Expiration Date (currently November 27, 2001), and you must remain continuously employed or be on a leave of absence protected by statute through the Replacement Option Grant Date (currently May 28, 2002). If, on the Replacement Option Grant Date, you are on a leave of absence not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries. This Offer is not being extended to contractors, consultants or temporary service providers.

     If you are not an employee (including an employee on a leave of absence) or a member of our Board of Directors on the Expiration Date (currently November 27, 2001), you will not be eligible to exchange any Eligible Option Grants and any election you may have made will not be accepted by us. Also, if you do not remain an employee (including an employee on a leave of absence) or a member of our Board of Directors through the Replacement Option Grant Date (currently May 28, 2002) and your Eligible Option Grants were cancelled under this Offer, you will not be granted Replacement Options and your cancelled options will not be reinstated.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q13 Are all employees and members of our Board of Directors eligible to participate in this Offer?

A13 Yes, all of our employees, including our executive officers, members of our Board of Directors and the employees of our subsidiaries holding Eligible Option Grants are eligible to participate. Employees on a leave of absence are also eligible to participate.

Q14  Are employees residing outside the United States eligible to participate?

A14 All employees, including employees residing outside the United States, holding Eligible Option Grants may participate in the Offer. Special considerations or conditions may apply to employees residing outside the United States. In some countries, the application

                                       4.

     of local rules may have important consequences to those employees. Included in the Offer are short summaries of some of the consequences with respect to the countries where our non-U.S. employees are residing (see Schedule B to the Offer). If you are an employee residing outside the United States, you should review these summaries. We also recommend that you consult your individual tax, legal and investment advisors.

Q15 Are employees who tender their eligible options and are on a leave of absence on the Replacement Option Grant Date eligible to participate?

A15 If you tender your eligible options and they are cancelled in the Offer and, on the Replacement Option Grant Date, you are on a leave of absence that is protected by statute, then you will be entitled to a Replacement Option on the Replacement Option Grant Date (currently May 28, 2002). If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries.

Q16  Are the terms and conditions of the Offer the same for everyone?

A16 No. The terms and conditions are not the same for everyone. Non-exempt Employees (i.e., those entitled to receive overtime pay) must wait for six months after the Replacement Option Grant Date in order to exercise (including exercises made by way of a same-day sale) their Replacement Options. If, however, you are a Non-exempt Employee and your service terminates (other than by reason of your death or disability as defined in the applicable Replacement Grant Plan) during the six-month period following the Replacement Option Grant Date, then you may exercise your vested Replacement Options at any time during the thirty-day period beginning on the day that is six months and one day after the Replacement Option Grant Date. In addition, Replacement Options granted to employees of our subsidiaries in certain foreign jurisdictions may be subject to different terms and conditions than those granted to persons employed in the United States. If you are an employee who is employed outside of the United States, please see Schedule B to the Offer for more details.

Q17 If I am a Non-exempt Employee, why must I wait at least six months following the Replacement Option Grant Date to exercise (including an exercise made by way of a same-day sale) my vested Replacement Options?

A17 In order for us to exclude gains from the exercise of stock options from your regular rate of pay for purposes of calculating overtime pay, recent changes in the law require that new stock option grants, including Replacement Option grants, be unexercisable for six months following the date of grant.

Q18  How should I decide whether or not to participate?

A18 We understand that this will be a challenging decision for everyone. The program does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic

                                       5.

environment, the performance of the Nasdaq, our own stock price, our business and your desire and ability to remain an employee of AMCC until the Replacement Option Grant Date (currently May 28, 2002). We cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q19  How does the Offer work?

A19 On or before the Expiration Date (currently November 27, 2001), you may decide to exchange any of your Eligible Option Grants for Replacement Options to be granted on the Replacement Option Grant Date. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that you exchanged. The number of shares to be granted under your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

     If you elect to exchange any of your Eligible Option Grants, you must exchange all options granted to you during the six-month period prior to the Commencement Date, even if the exercise price of such options is less than $20.00 per share. For example, based on a Commencement Date of October 29, 2001, to participate in this Offer, you must exchange all of your options that were granted on or after April 29, 2001 -- even if the exercise price of some of those options is less than $20.00 per share. The options granted in the six-month period prior to the Commencement Date that are cancelled due to your participation in the Offer will be replaced by the same number of Replacement Options.

Q20 What if my Eligible Option Grants are not currently vested? Can I exchange them?

A20 Yes. Your Eligible Option Grants do not need to be vested in order for you to participate in the Offer.

Q21 If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A21 If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised shares that are subject to each particular Eligible Option Grant that you tender in this Offer. In all cases, if you exchange any of your Eligible Option Grants, you must exchange all options granted to you
                                                    ---
     during the six-month period before the Commencement Date, even if the exercise price of such options is less than $20.00 per share. Based on a Commencement Date of October 29, 2001, all options granted to you on or after April 29, 2001 must be exchanged if you exchange any of your Eligible Option Grants. (Refer to Q&A 7 above.)

                                       6.

Q22 Why must I surrender options granted in the last several months (which have a fairly low exercise price) if I elect to exchange Eligible Option Grants?

A22 If we allowed you to keep options that were granted within the six-month period prior to the Commencement Date, we could be required under applicable accounting rules to recognize significant charges in our financial statements, which could reduce our reported earnings for each fiscal quarter that the recently granted options remained outstanding. This could have a negative impact on the performance of our stock price.

Q23 My options are separated between incentive stock options and nonqualified stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I cancel one part but not the other? (This question is relevant only for employees who are residing in the United States.)

A23 No. An option that has been separated into a partial incentive stock option and a partial nonqualified stock option is still considered to be a single option, and cannot be separated for purposes of this Offer. You should note
                                                                 ---------------
     that all Replacement Options will be nonqualified stock options, even if
     ------------------------------------------------------------------------
     issued in exchange for incentive stock options.
     -----------------------------------------------

Q24  When will I receive my Replacement Options?

A24 You will be granted your Replacement Options on the Replacement Option Grant Date, which is expected to be May 28, 2002, or a later date if we extend the Offer. We expect to distribute stock option agreements relating to the Replacement Options within approximately four to six weeks following the Replacement Option Grant Date.

Q25 Why won't I receive my Replacement Options immediately after the Expiration Date of the Offer?

A25 In order to avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options for at least six months and one day after the Expiration Date (currently expected to be November 27, 2001). Therefore, you will not receive your Replacement Options until the Replacement Option Grant Date (again, which is expected to be May 28, 2002, or a later date if we extend the Offer) subject to your employment status. Any other options that otherwise would have been granted to you by us prior to the Replacement Option Grant Date will also be deferred until the Replacement Option Grant Date.

Q26  How will my Replacement Options vest?

A26 Each Replacement Option will be subject to the same vesting schedule and have the same vesting commencement date as the Eligible Option Grant it replaces.

Q27 Will I be entitled to vesting "credit" during the period beginning on the Expiration Date and ending on the Replacement Option Grant Date?

A27 Yes, if you receive a Replacement Option you will receive vesting credit under the Replacement Option equal to the vesting under the corresponding Eligible Option Grant

                                       7.

that is exchanged including during the period beginning on the Expiration Date and ending on the Replacement Option Grant Date.

Q28  What if I'm to be given an option in connection with a future promotion?

A28 If your promotion occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Option Grants under this Offer, the promotional option will be deferred until the Replacement Option Grant Date.

Q29  What if I'm to be given an option in connection with a future patent award?

A29 If your patent award occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Option Grants under this Offer, the patent option will be deferred until the Replacement Option Grant Date.

Q30 What if I'm to be given an option in connection with a future Above and Beyond the Call of Duty (ABCD) award?

A30 If your ABCD award occurs prior to the Replacement Option Grant Date and you elected to exchange any Eligible Option Grants under this Offer, the ABCD option will be deferred until the Replacement Option Grant Date.

Q31 What if my employment is terminated between the Expiration Date and the Replacement Option Grant Date?

A31 If you elect to exchange Eligible Option Grants, your election will be irrevocable after 5:00 P.M. U.S. Pacific Standard Time on the Expiration Date, which is currently expected to be November 27, 2001. Therefore, if your employment with us or one of our subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options or have a right to any stock options that were previously cancelled. If your employment with us is terminated as part of any announced reduction in force, you will fall within this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES (INCLUDING A LEAVE OF ABSENCE) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

                                       8.

Q32 What happens if I tender my eligible options and I am on a leave of absence on the Replacement Option Grant Date?

A32 If you tender your eligible options and they are cancelled in the Offer and, on the Replacement Option Grant Date, you are on a leave of absence that is protected by statute, then you will be entitled to Replacement Options on the Replacement Option Grant Date (currently May 28, 2002). If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us or one of our subsidiaries. Stock Administration will mail to each employee on a leave of absence as of the Commencement Date a copy of the Offer to Exchange, along with an Election Form and Notice of Withdrawal.

Q33 What happens if I tender my Eligible Option Grants and I receive a notice of involuntary termination (including, without limitation, redundancy) after the Expiration Date of the Offer and prior to the Replacement Option Grant Date?

A33 If you tender your Eligible Option Grants and they are cancelled in the Offer and, after the Expiration Date of the Offer and prior to the Replacement Option Grant Date, you receive a notice of involuntary termination (including, without limitation, reduction in force) from AMCC or one of its subsidiaries, you are not eligible for Replacement Options and your cancelled Eligible Option Grants will not be reinstated.

Q34 Will I have to wait longer to sell common stock under my Replacement Options than I would under the Eligible Option Grants that I exchange?

A34 Possibly. If you are a Non-exempt Employee (i.e., you are entitled to receive overtime pay), then you may not exercise (including exercises made by way of a same-day sale) your Replacement Options for at least six months after the Replacement Option Grant Date. Also, if you are a Non-exempt Employee and your service terminates (other than by reason of your death or disability, as defined in the applicable Replacement Grant Plan) during the six-month period following the Replacement Option Grant Date, then you may exercise your vested Replacement Options at any time during the thirty-day period beginning on the day that is six months and one day after the Replacement Option Grant Date. Additionally, employees who are subject to our trading window policy may have to wait longer to sell any portion of the shares of common stock subject to the Replacement Options. Finally, if you are an employee residing outside the United States, you may also have to wait longer to exercise your Replacement Options or sell shares of common stock subject to the Replacement Options than you would have under the Eligible Option Grant. Please see Schedule B for more details. You should direct questions about whether you are a Non-exempt Employee to Human Resources at (858) 535-6553. If you have questions about our trading window policy, you should contact Debra Hart, Investor Relations Manager at
     (858) 535-6566.

                                       9.

Q35  What is the exercise price for the Replacement Options?

A35 The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be May 28, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on Nasdaq on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, your Replacement Options will be granted on the date, if any, that you return to regular employment, and the exercise price of your Replacement Options will be equal to the closing price of our common stock as reported on Nasdaq on the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants you exchanged, and we make no representations as to our future stock price. Therefore, we recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Option Grants.

Q36  How long is the option term of the Replacement Options?

A36 The Replacement Options granted to you will retain the original option term of the eligible option being exchanged. For example, if you elect to cancel an Eligible Option Grant which, by its terms, would have expired no later than November 10, 2009, then your Replacement Option will expire no later than November 10, 2009. The option term concludes on the expiration date of the option. Generally, the period of time allotted to our optionees to exercise options following the option grant date is ten years if currently employed.

Q37 If I exchange my Eligible Option Grants, how many shares will I receive under my Replacement Options?

A37 The is a share-for-share Stock Option Exchange Program, so for each share subject to the Eligible Option Grants you exchange and for the options granted in the six-month period that are exchanged as a result of your participation in this Offer, you will receive an option for one share under the Replacement Options. However, the number of shares subject to your Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

Q38  Can I exchange a portion of an unexercised Eligible Option Grant?

A38 No. If you elect to exchange an Eligible Option Grant, you must exchange all unexercised options covered by that Eligible Option Grant.

Q39 Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A39 Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date

                                      10.

     the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q40  Am I eligible to receive future grants if I participate in this exchange?

A40 Because of the accounting limitations, if you elect to exchange Eligible Option Grants, you are not eligible to receive additional stock option grants until after the Replacement Option Grant Date.

Q41  Can you provide me with examples of how an exchange will operate?

A41 Yes. Please note, however, that these examples may not apply if you are an employee residing outside the United States.

     Example #1: Assume the following:

          1.   Grant received on January 4, 2000 for 1,000 shares at $63.25.

          2. Vesting schedule is 1/48 per month - (i.e., 20 shares vest February 4, 2000, 20 shares vest March 4, 2000, 20 shares vest April 4, 2000 and 20 shares vest May 4, 2000).

          3. Fair Market Value of our common stock on the Replacement Option Grant Date (on or about May 28, 2002) will be $20 per share.

          4. You are a regular employee (i.e., not on a leave of absence) on the Replacement Option Grant Date.

          5.   No options have been previously exercised.

     Using the assumptions listed above, upon our acceptance of your valid election, on November 27, 2001, we would cancel your grant dated January 4, 2000. On the Replacement Option Grant Date, which would be on or after May 28, 2002, we would grant you a new option for 1,000 shares with an exercise price of $20 per share, assuming this is the Fair Market Value at the time. The vesting schedule for this new option will be the same as for the prior option, and therefore you will have cumulatively vested in more than 50% (583 shares) of the Replacement Option on May 28, 2002.

Q42  How long will this Offer remain open?

A42 Presently, the Offer is scheduled to remain open until 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is currently expected to be November 27, 2001. We currently have no plans to extend the Offer beyond November 27, 2001. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day following the scheduled or announced Expiration Date.

                                      11.

Q43 If the Offer is extended, how does the extension impact the date on which my Replacement Options will be granted?

A43 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

     Questions & Answers 44-47 relate only to persons subject to U.S. federal income taxes and do not cover any state, local or non-U.S. tax consequences. If you are an employee residing outside the United States, please review the summaries in Schedule B to the Offer and/or consult your personal tax advisor to determine the tax and social insurance contributions consequences of this exchange transaction.

Q44 Will my Replacement Options be incentive stock options or nonqualified stock options?

A44  The Replacement Options will be nonqualified stock options only.

Q45 In the U.S., what is the difference in tax treatment between nonqualified stock options and incentive stock options?

A45 When you exercise a nonqualified stock option, you will pay U.S. federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. For employees, this amount will be reported as income on your W-2 for the year in which the exercise occurs. Also for employees, withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

     You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the

                                      12.

     ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.

Q46 Will I have to pay U.S. taxes if I exchange my Eligible Option Grants in the Offer?

A46 We do not believe there are any U.S. tax consequences as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor.

Q47  What are the U.S. tax implications for not participating in this Offer?

A47 We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, the U.S. Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the U.S. Internal Revenue Service that your Eligible Option Grants have been modified could extend the Eligible Option Grants' holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonqualified stock options. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the U.S. tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q48  What do I need to do to exchange my Eligible Option Grants?

A48 To exchange your Eligible Option Grants, you must complete and deliver the Election Form found on our intranet web site located at http://cww/Stock/
                                                             -----------------
     to Stock Administration via hand delivery, interoffice mail or facsimile to
     (858) 535-3502 before 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is expected to be November 27, 2001. If you are an employee on a leave of absence as of the Commencement Date, Stock Administration will mail to you an Election Form and Notice of Withdrawal. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grants. Also, please note that, even if you timely deliver your Election Form, we are required by applicable tax laws to retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange.

Q49  What is the deadline to elect to participate in the Offer?

A49 You must deliver your Election Form to Stock Administration via hand delivery, interoffice mail or facsimile to (858) 535-3502 by 5:00 p.m., U.S. Pacific Standard Time, on the Expiration Date, which is expected to be November 27, 2001. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer,

                                      13.

     we will announce the extension no later than 6:00 a.m., U.S. Pacific Standard Time, on the next business day following the scheduled or announced Expiration Date.

Q50  Can I change my election? How often?

A50 Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each in accordance with its instructions, prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Notice of Withdrawal or Election Form you deliver prior to the deadline will determine your decision to elect.

Q51  What will happen if I don't turn in my form by the deadline?

A51 If you miss this deadline, you cannot participate in the Offer. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted.

Q52  Will I receive a confirmation of my election or change of election?

A52 Yes. After you deliver an Election Form, Stock Administration will send you an email confirmation indicating we have received your Election Form and stating where you can find information regarding the number of Replacement Options that we will grant to you on the Replacement Option Grant Date. Similarly, after you deliver a Notice of Withdrawal, Stock Administration will send you an email confirmation indicating we have received your Notice of Withdrawal. You should print these email confirmations and keep them with your records.

Q53 What happens to my Replacement Options if AMCC merges or is acquired prior to the Replacement Option Grant Date?

A53 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer; however, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Option Grants that you exchange, if any, if no acquisition had occurred.

Q54 If I elect to exchange Eligible Option Grants granted under the 1992 Stock Option Plan will my Replacement Options accelerate upon a change in control as provided in the 1992 Stock Option Plan?

A54  Yes. The change in control provisions under both the 1992 Stock

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     Option Plan and the 2000 Equity Incentive Plan have been amended to provide partial acceleration of vesting upon the occurrence of certain corporate transactions. If non-executive officer employees exchange any Eligible Option Grants under the 1992 Stock Option Plan, then the Replacement Options will be granted under the 2000 Equity Incentive Plan and will be subject to the amended acceleration upon change in control provisions. Similarly, if executive officers or members of our Board of Directors exchange any Eligible Option
Grants under the 1992 Stock Option Plan, then the Replacement Options will be granted under the 1992 Stock Option Plan or the 2000 Equity Incentive Plan, as determined by our Board of Directors on the Replacement Option Grant Date, and will be subject to the amended acceleration upon change of control provisions. You may wish to review the 1992 Stock Option Plan and the 2000 Equity Incentive Plan for further information about these provisions.

Q55  What if I don't accept this Offer?

A55 This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. However, if you are an employee residing in the United States, you choose not to participate in this Offer and your Eligible Option Grants are incentive stock options, the U.S. Internal Revenue Service could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options. For further details, please consult with your personal tax advisor.

Q56 I was previously employed by a company that was acquired by AMCC and my options were exchanged for AMCC options at the time of the acquisition. If I choose to participate, will my new options be made under the original plan with the same terms and conditions?

A56 No. If you are a non-executive officer employee and your option was originally granted under our 1998 Equity Incentive Plan (fka the Cimaron Communications Corporation 1998 Stock Incentive Plan), the MMC Networks, Inc. 1997 Stock Plan, the YuniNetworks, Inc. 1999 Equity Incentive Plan, or the SiLutia, Inc. 1999 Stock Option Plan, then the Replacement Option will be granted under our 2000 Equity Incentive Plan. If you are an executive officer or a member of our Board of Directors, the Replacement Option will be granted under the 1992 Stock Option Plan or the 2000 Equity Incentive Plan, as determined by our Board of Directors on the Replacement Option Grant Date. If you have any questions, please contact Stock Administration at (858) 535-3462 or stockadm@amcc.com.
                          -----------------

Q57  Where do I go if I have additional questions about this Offer?

A57 Please direct your questions to Stock Administration, (858) 535-3462 or stockadm@amcc.com. We will review these questions periodically throughout
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     the exchange period and add the appropriate information to the Questions &
     Answers section of the web site established for this Offer, which is located at http://cww/Stock/.
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